Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2017 relating to the consolidated financial statements and financial statement schedule of TriNet Group, Inc. and subsidiaries (the “Company”) and of our report dated February 28, 2017 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.
/s/ Deloitte & Touche LLP
July 31, 2017